August 2008

Dear Fellow Shareholders:

As you know, Winland entered the second quarter with the overhang of sharply reduced sales from the first quarter and the lingering effect of the phase out of two customer relationships, initiated in 2007. This persisted in the second quarter, with lower sales caused by a continued reduction in demand from two of our three largest customers. We continued to be challenged to further diversify our customer base and the OEM market segments we serve.

We believe the downward trend in sales is primarily due to market sector weakness for certain Winland customers as well as normal business fluctuations, customer inventory rebalancing, product lifecycles and long EMS sales cycles. Industry data supports this conclusion, and shows continued resilience among domestic EMS providers through the quarter ending June 30, 2008.

You will remember that, during the first quarter this year, we launched multiple, aggressive change initiatives in manufacturing, operations, materials, program management and information systems. We changed departmental structure, reporting and leadership. We picked new leaders both from within Winland and from highly skilled people outside our company.

During the second quarter, we took this realignment of operations to the next level with the promotion and expanded responsibilities of our newly appointed Vice President of Operations and Supply Chain. At the same time, we made our first hire of a senior program manager under the newly defined program management role. This individual brings Winland more than 15 years of experience with top performing EMS providers.

Some initiatives will be completed near the end of 2008, including advancements in manufacturing engineering practices and the establishment of formal Lean/Six Sigma training and implementation. We believe that when finally completed, the benefits of all current operational initiatives will be sustainable as the Company continues to build EMS industry world-class operations and business practices.

We believe the operational improvements taking place will begin to favorably impact financial performance in the third and fourth quarter. Improvement should occur primarily from reduced negative variances for labor and materials. We expect that secondary benefits of these operational change initiatives will be improved on-time delivery, quality and customer retention.

Within the past week, we extended an offer of employment to a candidate for our Executive Sales Leader. That position was vacated in June by the resignation of our Senior Vice President of Sales and Marketing. This candidate has 25 years experience in sales and sales leadership for mid and top-Tier EMS providers. He is enthusiastic about the direction Winland is going, as well as the opportunities that exist for companies our size.

Revenues for the second quarter were $6.9 million, a decrease of 15.2 percent compared to the $8.1 million reported for the second quarter of fiscal 2007.  Net sales of electronic controls and final assemblies for original equipment manufacture (OEM) customers including Engineering design services were $6 million down $1.3 million compared to 2007.  Net sales of the Company’s proprietary products, primarily for the security/ industrial markets, were $900,000, up $105,000 compared to a year ago.

Gross profit for the second quarter was $672,000, or 9.8 percent of sales, up from the $607,000 or 7.5 percent of sales for the second quarter last year. Increased gross profit was primarily due to reductions in warranty and obsolete inventory expenses partially offset by under utilization of fixed costs resulting from the reduction in sales for the quarter.

Total operating expenses were $1.3 million in the second quarter consistent with the second quarter last year.

Winland reported a loss from operations of $617,000 compared to a loss from operations of $691,000 for the second quarter last year. The Company reported a net loss of $765,000, or $0.21 per basic and fully diluted share (based on 3.6 million basic and fully diluted shares), compared to a net loss of $491,000, or $0.14 per basic and fully diluted share (based on 3.6 million basic and fully diluted shares) for the second quarter last year.

As of June 30, 2008, our OEM customers have given us purchase orders with an aggregate value of $15.1 million for delivery during the remainder of 2008 and early 2009. This compares to a figure of $11.4 million as of March 31, 2008 and $16.8 million as of June 30, 2007.  Fluctuations in backlog are due to both the timing of our customer’s annual purchase orders and build-to-order purchase orders.

For the six months ended June 30, 2008, net sales decreased 20.1 percent to $13.9 million from $17.4 million for the same period last year. Gross profit was $1.3 million, or 9.3 percent, compared to gross profit of $1.5 million, or 8.5 percent for the same period last year. The Company incurred an operating loss of $1.2 million compared to an operating loss of $1.0 million in the same period last year. The net loss was $1.1 million, or $(0.31) per basic and fully diluted share (based on 3.6 million shares) compared to a net loss of $0.8 million, or $(0.21) per basic and fully diluted share (based on 3.6 million shares) for the six months ended June 30, 2007.

Looking at the Balance Sheet you will see that we completed the second quarter 2008 with $5.8 million in working capital, and a current ratio of 2.8 to 1.  This compares to $7.0 million in working capital, and a current ratio of 3.1 to 1 at December 31, 2007.  We have $3.1 available on our revolving-line-of-credit agreement with M&I Bank of Minneapolis.  At June 30, 2008, we had a balance outstanding of $175,000.

We believe that our cash balance, funds available under our revolving line-of-credit agreement and anticipated cash flows from operations will be adequate to fund our cash requirements for at least the next 12 months.

Winland is currently in a challenging, but exciting time, where we have an opportunity to take the company to significantly higher levels of financial prosperity and operational excellence.

Early this year, as we boldly undertook the process of rebuilding, refining and redefining Winland for the future, we focused on the realities of unabsorbed overhead and the need to preserve our balance sheet and credit capacity. We trimmed any waste we could find, but were careful not to diminish any core capability. Along the way, we acquired the talent of experienced, dedicated people with a combined 75 years of direct EMS industry experience.

These steps, and future actions, are necessary to return Winland to financial strength and fair valuation in the marketplace. We encourage your questions and thank you for your continued support.

Sincerely,

Thomas J. de Petra
President and Chief Executive Officer

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	June 30, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash	$-	$1,152
Accounts receivable, less allowance for doubtful accounts of $25	3,569	3,436
Refundable income taxes	601	389
Inventories	4,390	4,708
Prepaid expenses and other assets	389	253
Deferred income taxes	-	400
Total current assets	8,949	10,338

Property and equipment at cost	11,913	11,827
Less accumulated depreciation	(6,792)	(6,410)
Net property and equipment	5,121	5,417
Total assets	$14,070	$15,755

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$175	$-
Current maturities of long-term debt	441	512
Accounts payable	1,685	1,729
Accrued expenses:
Compensation	416	733
Allowance for rework and warranty costs	175	160
Other	255	219
Total current liabilities	3,147	3,353

Long Term Liabilities
Long-term debt, less current maturities	1,259	1,471
Deferred income taxes	-	282
Deferred revenue	134	138
Other long term tax liabilities	129	129
Total long-term liabilities	1,522	2,020

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,656,668 and 3,640,741 shares as of June 30, 2008 and December 31, 2007, respectively.	37	36
Additional paid-in capital	4,854	4,691
Retained earnings	4,510	5,655
Total stockholders' equity	9,401	10,382
Total liabilities and stockholders' equity	$14,070	$15,755

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$6,866	$8,099	$13,898	$17,398
Cost of sales	6,194	7,492	12,604	15,919
Gross profit	672	607	1,294	1,479

Operating expenses
General and administrative	577	716	1,193	1,346
Sales and marketing	353	279	693	531
Research and development	359	303	594	636
Total operating expenses	1,289	1,298	2,480	2,513

Operating loss	(617)	(691)	(1,186)	(1,034)

Other income (expense)
Interest expense	(31)	(93)	(65)	(173)
Other income, net	-	2	11	15
Total other income (expense)	(31)	(91)	(54)	(158)

Loss before income taxes	(648)	(782)	(1,240)	(1,192)

Income tax benefit (expense)	(117)	291	94	435
Net loss	$(765)	$(491)	$(1,146)	$(757)

Loss per common share:
Basic and diluted	$(0.21)	$(0.14)	$(0.31)	$(0.21)

Weighted-average number of common shares outstanding:
Basic and diluted	3,649,541	3,600,856	3,645,141	3,600,603

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts.  As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events.  The statements included in this release with respect to the following matters are forward looking statements; (i) that our downward sales trend is not driven by global, national or regional economic factors or sales trends that are impacting other EMS providers; (ii) that our organizational realignment may support a high growth business model combining organic growth by future acquisitions; (iii) that a replacement for our former Senior Vice President of Sales and Marketing will start in early September; and (iv) that our operational changes will begin to favorably impact the Company’s financial performance in the third and fourth quarter, that these changes will be sustainable and will improve on-time delivery, quality and customer retention.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) our downward sales trend is driven by the global, national or regional economic factors; (ii) that our global realignment will not support a high growth business model; (iii) that a replacement for our former Senior Vice President of Sales and Marketing has not been found; (iv) that our operational changes will not begin to favorably impact the Company’s financial performance in the third and fourth quarter, if at all, and that such changes will not be sustainable and will improve on-time delivery, quality and customer retention.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.